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EXHIBIT 3.32

FIRST ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION

MAY 20, 2003

        In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act (as amended, "URBCA"), HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION, a Utah corporation (the "Corporation"), hereby declares and certifies as follows:

        1.     The name of the Corporation is Huntsman Group Holdings Finance Corporation.

        2.     The text of the amendments (collectively, the "Amendments") of Articles SECOND and SEVENTH of the Amended and Restated Articles of Incorporation are as follows:

  "RESOLVED, that Article SECOND of the Amended and Restated Articles of Incorporation of the Corporation shall be and hereby is amended in its entirety to read as follows:

    "SECOND: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the URBCA, as amended and supplemented. The Corporation shall have all powers allowed by law, including without limitation all powers described in Section 16-10a-302 of the URBCA.

  "RESOLVED, FURTHER, that Article SEVENTH of the Amended and Restated Articles of Incorporation of the Corporation shall be and hereby is amended in its entirety to read as follows:

    "SEVENTH: No restriction on activities."

        3.     The Amendments do not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

        4.     The Amendments were adopted as of May 20, 2003, by the Board of Directors of the Corporation in accordance with the requirements of the URBCA.

        5.     The Amendments were approved by the sole shareholder of the Corporation. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately, number of votes of each voting group indisputably represented, and the total number of votes cast for and against the Amendment by each voting group were as follows:

Designation	Outstanding Shares	Votes Entitled to be Cast	Votes Indisputably Represented	For	Against
Common Stock	1,000	1,000	1,000	1,000	0

The number of votes case for the Amendment was sufficient for approval.

        IN WITNESS WHEREOF, these First Articles of Amendment have been executed by the Corporation as of the 20th day of May, 2003.

HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION, a Utah corporation,
By:	/s/ Sean Douglas
Name:	Sean Douglas
Title:	Vice President

ADDRESS TO WHICH DIVISION MAY SEND
A COPY UPON COMPLETION OF FILING:

Brent M. Stevenson, Esq.
Parr Waddoups Brown Gee & Loveless
185 South State Street, Suite 1300
Salt lake City, UT 84111-1536

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FIRST ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION MAY 20, 2003